                                                       EXHIBIT 11

                      IGI, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER COMMON SHARE

                             (Unaudited)


(thousands, except per share information)



                                             Three months ended
                                                  March 31,
                                             1996          1995
                                            ------        ------

Net income for primary
  earnings per share                        $  276        $  644

Weighted average shares outstanding          9,266         9,111
  Common stock equivalents
   (net of common stock deemed
    reacquired) based on
  average market price                         363           666

Total equivalent shares for
  primary computation                        9,629         9,777

Per Share Amounts:
     Primary:
       Net income                            $ .03         $ .07


Fully diluted earnings per share have been omitted as they approximate primary earnings per share.
